Exhibit 23.4

CONSENT OF MCGEHEE ENGINEERING CORP.

McGehee Engineering Corp. hereby consents to the incorporation by reference of references to our firm in this Registration Statement on Form S-8, and any amendments thereto (the “Registration Statement”), of Warrior Met Coal, Inc., including the reference to our firm under the heading “Experts,” as well as the incorporation by reference of information contained in our report, dated as of March 23, 2017, relating to estimates of certain coal reserves, each included in the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 14, 2017, which forms a part of Warrior Met Coal, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-216499).

McGehee Engineering Corp.

By:	/s/ C.W. McGehee
Name: C. W. McGehee
Title: President

Dated:	April 18, 2017